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                                                                 Exhibit 99.9

FOR IMMEDIATE RELEASE

INDUSTRY VETERAN JEFF WALLIN APPOINTED AS PRESIDENT AND CEO OF PATRIOT
SCIENTIFIC

SAN DIEGO--March 12, 2002--The Board of Directors of PTSC (Patriot Scientific Corp.)(OTCBB: PTSC - news) has appointed industry veteran Jeff Wallin as its new President and Chief Executive Officer.

Mr. Wallin will relieve Donald Bernier of his interim Chief Executive responsibilities. Mr. Bernier retains the position of Chairman of the Board.

In addition to his current roles as Executive Vice President and CFO, Lowell Giffhorn will assume the role of Secretary.

"Jeff brings extensive experience in business development, patent enforcement including supervision of patent infringement actions, strategic planning and product development in rapidly developing markets including wireless, cable interactive and embedded processor technologies," said Donald Bernier, Chairman of the Board. "His talents are well received as PTSC continues its growth strategy which includes the intended acquisition of Aspect SemiQuip International."

Prior to joining PTSC, Mr. Wallin served as President of SDMC, Inc., since 1999. SDMC is a multimedia systems integration and communications technologies business development and consulting organization with international and domestic clients focused on wireless, satellite and cable interactive enterprises. From 1996 to 1999, Mr. Wallin held the post of President and CEO of TV/COM International, Inc., where he led the development of systems and terminal products for digital compression, control and encryption systems for domestic and international operators and providers.


Mr. Wallin has also held senior positions with Snell & Wilcox Ltd., General Instrument and Teledyne Ryan Electronics in addition to his distinguished career as a United States Naval officer. He currently serves as a board member for several multimedia technology companies and holds membership in a number of telecom industry organizations.

Miklos Korodi and David Pohl who served in the office of the president are leaving the company to pursue other business opportunities, which simultaneously complements the Board of Directors strategy to maximize capital and reduce expenses.

About PTSC

Founded in 1987, PTSC is an Intellectual Property (IP) company that develops, markets and enables innovative technologies to address demand in fast growing markets such as: wireless devices, mobile devices, appliances, home gateways, set top boxes, entertainment, automotive and industrial controllers. PTSC's innovative IP licensing approach allows for rapid product introduction with exceptional power, performance and cost characteristics that are crucial to next

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generation mobile and Internet devices - a $39 billion dollar a year market. For more information on PTSC, visit http://www.ptsc.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.


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Contact:

     The Investor Relations Group, New York
     Investors and Media:
     Tom Caden / Shayne Payne / Dian Griesel

     212/825-3210

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